UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 26, 2012
(Date of earliest event reported)

MICROS SYSTEMS, INC
(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2012, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with MF UK FC Limited, an entity organized under the laws of England and a wholly-owned subsidiary of the Company (“Buyer”), Torex Retail Holdings Limited, an entity organized under the laws of England (“Torex”), and the stockholders and optionholders of Torex, principally affiliates of Cerberus Capital Management, L.P. and General Atlantic LLC. Upon the terms and subject to the conditions of the Stock Purchase Agreement, Buyer agreed to acquire all of the outstanding shares of capital stock of Torex for a purchase price of approximately £114.5 million (approximately $185.9 million calculated at the exchange rate announced in the Wall Street Journal on April 30, 2012) in cash and the assumption of debt valued at £48.0 million (approximately $77.9 million calculated at the same exchange rate). Of the purchase price, £19.4 million (approximately $31.5 million calculated at the same exchange rate) will be paid into escrow upon closing to secure post-closing indemnification obligations of the Torex stockholders. Amounts held in escrow will be released incrementally so that after the first and second anniversaries of the closing date, £9.0 million (plus the balance of the retention amount) and £1.4 million, respectively (plus, in each case, amounts subject to pending indemnification claims, if any), will remain in escrow. Any remaining amounts other than amounts subject to pending indemnification claims, if any, will be released on the seventh anniversary of the signing of the Stock Purchase Agreement. The purchase price is subject to increase or decrease, as the case may be, to the extent that the working capital of Torex as defined in the Stock Purchase Agreement is more or less than the agreed working capital target specified in the Stock Purchase Agreement of approximately negative £16.8 million (approximately negative $27.3 million calculated at the same exchange rate).

The parties agreed to customary representations, warranties and covenants in the Stock Purchase Agreement. Certain of the Torex stockholders are prohibited for a period of 24 months following the consummation of the transaction from soliciting or hiring Torex employees retained by Buyer and from engaging in specified competitive activities. The Company agreed to guarantee the performance by Buyer of its obligations under the Stock Purchase Agreement. The Stock Purchase Agreement also includes various other provisions customary for transactions such as the transaction contemplated by the Stock Purchase Agreement.

Torex, headquartered in Dunstable, England, is a provider of point-of-sale systems and back office products for specialty retailers, gas stations and convenience stores, and pubs and restaurants in the United Kingdom and Europe. The transaction is expected to close within 90 days, subject to required regulatory approvals by the Bundeskartellamt (Federal Cartel Office) in Germany and the Konkurransetilsynet (Norwegian Competition Authority) in Norway.

The foregoing is a summary of the material provisions of the Stock Purchase Agreement. This summary is not complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which the Company intends to file with the Securities and Exchange Commission upon the closing of the transaction.

The Company’s press release describing the transaction is attached as Exhibit 99 to this Form 8-K

Item 9.01 – Financial Statements and Exhibits

The following exhibit is being furnished as part of this report:

Exhibit Description

99—Press release dated April 26, 2012, issued by MICROS Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2012

MICROS Systems, Inc.
(Registrant)

By:	/s/ Cynthia A. Russo
Cynthia A. Russo Executive Vice-President, Chief Financial Officer